Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 300 Executive Drive Suite 300 West Orange, NJ 07052 www.belfuse.com tel 201.432.0463

Bel Closes Its Previously Announced Acquisition of Enercon Technologies

Acquired 80% Stake Upfront with Intent to Purchase Remaining 20% by Early 2027

WEST ORANGE, NJ, Thursday, November 14, 2024 - Bel Fuse Inc. (“Bel,” or, “the Company”) (Nasdaq:BELFA and Nasdaq:BELFB), announced today that it has closed the previously announced majority stake acquisition of Enercon Technologies, Ltd. (“Enercon”) from Fortissimo Capital based on an enterprise value of $400 million. Bel has acquired an 80% stake upfront for $320 million (subject to customary adjustments), plus up to $10 million of potential earnout payments for the 2025-2026 period, with the intent to purchase the remaining 20% by early 2027 based on future EBITDA performance. The transaction was funded through utilization of cash on hand of approximately $80 million, with approximately $240 million provided through incremental borrowings under the Company’s revolving credit facility.

Enercon is a leading supplier of highly engineered power conversion and networking solutions to military and aerospace markets globally. Enercon is headquartered in Netanya, Israel with manufacturing sites also located in North America and India. The company typically operates as the sole supplier of its products, providing robust and reliable solutions across air, land and sea applications. The full business has LTM Q3 2024 sales of $115 million with gross profit margin of 47%.

This acquisition allows Bel to extend its product portfolio supporting the aerospace and defense markets to include power solutions, with clear potential cross selling opportunities in the future. Bel’s manufacturing footprint expands further into India and the U.S. with new manufacturing capabilities and a talented group of engineers based in Israel. Enercon will operate independently under the Bel Power and Solutions segment.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits. These products are primarily used in the networking, telecommunications, computing, general industrial, high-speed data transmission, military, commercial aerospace, transportation and eMobility industries. Bel's portfolio of products also finds application in the automotive, medical, broadcasting and consumer electronics markets. Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies). The Company operates facilities around the world.

Company Contact:

Lynn Hutkin

Vice President of Financial Reporting & Investor Relations

ir@belf.com

Investor Contact:

Three Part Advisors

Jean Marie Young, Managing Director or Steven Hooser, Partner

631-418-4339

jyoung@threepa.com; shooser@threepa.com

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